MEMORANDUM

                                     FT 615
                               File No. 333-85416

         The Prospectus and the Indenture filed with Amendment No. 2 of the Registration Statement on Form S-6 have been revised to reflect information regarding the execution of the Indenture and the deposit of Securities on April 11, 2002 and to set forth certain statistical data based thereon. In addition, there are a number of other changes described below.


                                 THE PROSPECTUS

Cover Page                 The date of the Trusts has been added.

Pages 3-4                  The following information for the Trusts appears:

                           The Aggregate Value of Securities initially deposited have been added.

                           The initial number of units of the Trusts

                           Sales charge

                           The Public Offering Price per Unit as of the business day before the Initial Date of Deposit

                           The Mandatory Termination Date has been added.

Page 6 The Report of Independent Auditors has been completed.

Pages 7-8                  The Statements of Net Assets have been completed.

Page 9-17                  The Schedules of Investments have been completed.

Back Cover                 The date of the Prospectus has been included.


         THE TRUST AGREEMENT AND STANDARD TERMS AND CONDITIONS OF TRUST


                           The Trust Agreement has been conformed to reflect the
execution thereof.

                               CHAPMAN AND CUTLER

April 11, 2002